Exhibit 10



                        [Letterhead The Danner Company
                             International Plaza]





March 31, 1995


HAND-DELIVERY

Shoney's Inc.
1727 Elm Hill Pike
Nashville, Tennessee  37210

Ladies and Gentlemen:

As you know, I am a significant shareholder of Shoney's Inc. (the "Company"), owning more than 3 million shares. Pursuant to applicable law, I hereby demand to inspect (through my attorneys C. K. McLemore, III, and/or Dan Small) the alphabetical list of names of all Shareholders entitled to notice of the meeting of shareholders of the Company, showing the address of and number of shares held by each shareholder, in each case as reflected in the records of the Company.

Thank you for your assistance in this important matter.

Very truly yours,


Raymond L. Danner

cc:      C.K. McLemore, III
         Daniel W. Small